Exhibit 8.1

List of Subsidiaries*

Mega Retail Ltd.

Dor Alon Energy in Israel (1988) Ltd.

Blue Square Real Estate Ltd.

Bee Group Retail Ltd.

Naaman Group (N.V.) Ltd.

Dor Alon Gas Technologies Ltd.

Dor Alon Retail Sites Management Ltd.

Alon Cellular Ltd.

*All of our subsidiaries are incorporated in Israel